EXHIBIT 99.1

Psychemedics Corporation Reports Third Quarter 2023 Financial Results

ACTON, Mass., Nov. 09, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), a leading provider of hair testing for drugs of abuse, today announced financial results for the third quarter ended September 30, 2023.

The Company’s revenue for the quarter ended September 30, 2023, was $5.7 million versus $6.5 million for the quarter ended September 30, 2022, a decrease of 12%. Net loss for the quarter ended September 30, 2023, was $(2.1 million) or $(0.36) per diluted share, versus net loss of $(97,000) or $(0.02) per diluted share, for the comparable period last year.

The Company has initiated a series of restructuring changes that will align costs with current revenue trends. Restructuring changes and related financial benefits will start to be realized in the fourth quarter and into fiscal year 2024. In addition, significant go-to-market improvements are in process led by the newly hired Chief Revenue Officer, Shannon Shoemaker, designed to evolve our pursuit of new verticals and improve our revenue growth in existing markets.

Gross margin percentage improved to 37% compared to 36% in third quarter of last year, as our cost reduction programs were able to offset the revenue decreases. Operating expenses increased 18% versus the comparable period last year in large part due to legal and settlement fees and third-party accounting and consulting fees. Also impacting the third quarter, the Company incurred costs related to appointment of the new CEO as announced on July 12, 2023. These charges are mostly non-recurring in nature and not expected to continue into fiscal year 2024. The Company also recorded a non-cash tax charge of $0.7 million as it was deemed more likely than not that the Company’s deferred tax assets will not be realized.

Psychemedics Corporation is a leading global provider of innovative hair testing for drugs of abuse. With a commitment to accuracy and reliability, the company offers cutting-edge drug testing solutions. Psychemedics Corporation is dedicated to providing valuable insights and maintaining the highest standards in substance abuse testing.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In some cases, the reader can identify forward-looking statements by words such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict,”, or similar words. In particular, statements contained in this release that are not historical facts, including without limitation, statements concerning the impact of restructuring changes and go-to-market improvements and impact on future revenues may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors to be taken into account in connection with such forward-looking statements include, but are not limited to, revenues, earnings, collections of receivables, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions, current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements, and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Investor Relations:

Phone: 978-206-8220
Email: InvestorRelations@Psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$5,704	$6,516	$17,100	$19,537
Cost of revenues	3,613	4,184	10,745	12,492
Gross profit	2,091	2,332	6,355	7,045

Operating expenses:
General & administrative	2,200	1,588	5,291	4,360
Marketing & selling	723	791	2,258	2,409
Research & development	275	328	859	1,003
Total Operating expenses	3,198	2,707	8,408	7,772

Operating loss	(1,107)	(375)	(2,053)	(727)

Other income (expense) :
Settlement	-	-	(500)	-
Other	-	(8)	(9)	49
Total other income (expense), net	-	(8)	(509)	49

Loss before provision for (benefit from) income taxes	(1,107)	(383)	(2,562)	(678)

Provision for (benefit from) income taxes	992	(286)	647	(282)

Net loss	$(2,099)	$(97)	$(3,209)	$(396)

Diluted net loss per share	$(0.36)	$(0.02)	$(0.56)	$(0.07)

Dividends declared per share	$-	$0.07	$0.14	$0.14

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	September 30,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$1,370	$4,750
Accounts receivable, net of allowance for doubtful accounts	4,596	3,739
Prepaid expenses and other current assets	1,524	1,136
Income tax receivable	382	339
Total Current Assets	7,872	9,964

Fixed assets, net of accumulated amortization and depreciation	3,357	4,573
Other assets	809	823
Net deferred tax assets	-	691
Operating lease right-of-use assets	2,066	2,681
Total Assets	$14,104	$18,732

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$817	$448
Accrued expenses	3,208	3,939
Current portion of long-term debt	302	294
Current portion of operating lease liabilities	1,058	1,037
Total Current Liabilities	5,385	5,718

Long-term debt	77	305
Deferred tax liabilities, long-term	7	-
Long-term portion of operating lease liabilities	1,206	1,938
Total Liabilities	6,675	7,961

Shareholders’ Equity:
Common stock, $0.005 par value; 50,000 shares authorized; 6,470 and 6,349 shares issued and 5,802 and 5,681 shares outstanding, respectively	32	32
Additional paid-in capital	34,941	34,275
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(15,828)	(11,820)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders’ Equity	7,429	10,771

Total Liabilities and Shareholders’ Equity	$14,104	$18,732